Exhibit 16.2




                          [MANNING ELLIOTT LETTERHEAD]




April 18, 2005


Re:      Manakoa Services Corp.
         File Ref. No. 000-27365

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K/A filed April 15, 2005 captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made therein as they relate to Manning Elliott. We are not in a position to agree or disagree with the statements in
Item 4.01 regarding the engagement of Cordavano and Honeck or the approval of such engagement by the Board of Directors.


/s/ "Manning Elliott"
-----------------------

MANNING ELLIOTT

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 18, 2005